EXHIBIT 10.5

February 3, 2010

Mr. Gregory Fleming

[Address on file with Morgan Stanley]

Dear Greg:

I am pleased to extend to you an offer to become employed with Morgan Stanley (collectively with Morgan Stanley’s subsidiaries and affiliates, “Morgan Stanley” or the “Firm”) on February 8, 2010 (the “Commencement Date”) as Managing Director, President of Morgan Stanley Investment Management, including Asset Management and Merchant Banking, with additional responsibility for Global Research and such other duties as I, in my capacity as Morgan Stanley’s Chief Executive Officer, may assign to you and which are consistent with these positions. You will report directly to me and will join the Firm’s Operating Committee.

For fiscal 2010, your Total Reward will consist of an annual base salary of $750,000, pro-rated from the Commencement Date, paid in semi-monthly installments plus a discretionary year-end bonus that is recommended by me and is subject to the approval of the Compensation, Management Development and Succession Committee of the Board of Directors (the “Committee”). Any such discretionary bonus is payable partially in cash and, at the discretion of the Committee, partially in the form of long-term incentive compensation under one of the Firm’s compensation plans. From time to time, we review with the Committee the form and terms of the long-term incentive compensation and the percentage component that it constitutes of Total Reward. The terms and conditions of any year-end long term incentive compensation that you may receive will be the same as for similarly-situated employees. Your year-end cash bonus, if any, will be payable when year-end cash bonuses are paid to similarly situated employees, and in no event later than March 15 following the year of performance, contingent upon satisfactory performance and conduct and that you remain employed through, and not give or receive notice of termination of your employment prior to, fiscal year-end. Any long-term incentive award is also contingent upon satisfactory performance and conduct and on your remaining employed through the grant and vesting dates of the award. All payments are subject to applicable withholdings and deductions.

In addition, on your Commencement Date, the Firm will grant you a one-time new hire award of Morgan Stanley restricted stock units with a value of $ 9,000,000 (the “New Hire Award”) based on the volume weighted average price of Morgan Stanley common stock on your Commencement Date. Subject to satisfactory and continued employment (except as otherwise expressly provided herein), your New Hire Award will vest and convert to shares one-third on each of the first three anniversaries of the grant date. The term sheet attached as Annex A sets forth the settlement schedule (including any provisions for early settlement) and certain other terms of your Morgan Stanley New Hire Award. All payments are subject to applicable withholdings and deductions. Your New Hire Award will not constitute part of your Total Reward.

In the event of a Change in Control or in the event that your employment with the Firm terminates in an Involuntary Termination not involving Cause or as a result of death or Disability, or upon your resignation for Good Reason, any unvested portion of your New Hire Award will vest on the date of the Change of Control or your termination, as applicable, the New Hire Award will settle on the applicable scheduled settlement dates and the cancellation provisions set forth in your New Hire Award documentation will apply.

Subject to the approval of the Committee, assuming you remain employed with the Firm through the second anniversary of your Commencement Date, you will be treated as having satisfied the requirements for “Full Career Retirement” status for the purposes of your New Hire Award as well as for purposes of all other long-term incentive awards granted to you during your employment at Morgan Stanley where Full Career Retirement status is provided generally to other members of the Operating Committee with respect to the same awards.

The New Hire Award and long-term incentive compensation awards set forth above are subject to the same cancellation provisions, sales restrictions and other terms (except as specifically provided in this letter) as are in effect at the time for similar awards (for example, your award, even if vested, is subject to cancellation under specified circumstances). The foregoing awards and their terms are also subject to the terms and conditions of the award certificate and the long-term incentive compensation plan under which the awards are issued. In the event of any inconsistency between the terms of this offer letter and the terms of (i) the Sign-On Agreement attached hereto, (ii) the 2010 New Hire Stock Unit Award Term Sheet attached as Annex A, or (iii) the terms of any other plan or agreement applicable to your awards, the terms of this offer letter shall govern.

As a member of the Firm’s Operating Committee, the Equity Ownership Commitment will apply to any Morgan Stanley equity-based award that may be granted to you. Subject to this Equity Ownership Commitment, you may transfer vested shares of Morgan Stanley common stock to family members or family trusts or a grantor retained annuity trust. In advance of any such transfer, you agree that you will notify and coordinate with the Company Law Group within the Legal and Compliance Division to ensure that Section 16 filings made on your behalf accurately reflect your ownership.

In addition, if any provision of this offer letter fails to comply with Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable under this offer letter before the date of payment, or to incur interest or additional tax pursuant to Section 409A, the Firm reserves the right to reform such provision; provided that the Firm shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.

Each calendar year you work for Morgan Stanley you will be eligible for six (6) weeks of vacation, earned on an accrual-based system in accordance with Firm policy.

We will provide you with an extensive overview of the Benefits Enrollment package and assist you in the enrollment process. Health and welfare benefits (medical, dental, vision, life, accident and disability insurance) are generally available retroactive to the Commencement Date and must be elected within 31 days from the date on your personalized enrollment materials.

Upon the Commencement Date, you will be eligible to contribute to the Morgan Stanley 401(k) and receive a Company Match.

As a Managing Director with the Firm, you will be uniquely positioned to advance the Firm’s business interests. As a result, the Firm requires certain commitments of you in the event your employment with the Firm terminates, so that the Firm can protect those business interests and ensure an orderly transition of business, responsibilities, and business relationships for the benefit of the Firm, our clients and customers and our other employees. The attached Sign-On Agreement constitutes a material part of the Firm’s offer of employment to you, which will not be deemed accepted unless and until you return an executed original of the document to us.

The terms and conditions described in this offer letter, including its existence and any negotiations related thereto, are confidential information and shall not be disclosed to any third party, unless required by applicable law or an applicable regulator or other governmental authority. If either party determines that it is required to disclose information regarding this offer letter, such party shall, to the extent reasonably practicable and a reasonable time before making such disclosure or filing, consult with the other party regarding such disclosure or filing and seek confidential treatment for such portions of the disclosure or filing as may be requested by such other party and to the extent permitted by law.

During and after your employment, the Firm will indemnify you in your capacity as an officer and employee or agent of the Firm to the fullest extent permitted by applicable law and the Firm’s charter and by-laws, and will provide you with director and officer liability insurance coverage on the same basis as similarly situated executives. The Firm agrees to cause any successor to all or substantially all of the business or assets (or both) of the Firm to assume expressly in writing and to agree to perform all of the obligations of the Firm. Your right to advancement of legal fees and expenses will vest on the Commencement Date.

Consistent with your obligations under the Firm’s Code of Conduct and following your termination of employment, you agree to reasonably cooperate with the Firm in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Firm and with respect to which you may have relevant knowledge; provided that, in connection with such cooperation, the Firm will reimburse you for all reasonable expenses, including but not limited to legal fees, and you will not be required to act against your own legal interests.

With respect to the secretary that you had at your previous employer, you represent that the commencement of her employment with the Firm effective on or after the Commencement Date will not breach any covenant by which you may be bound to your previous employer. Subject to the accuracy of the foregoing representation, the Firm agrees to employ such secretary effective on or after the Commencement Date.

You will be provided with air or ground transportation for business travel pursuant to Firm policy on the same basis as similarly situated employees.

In addition, we remind you that this offer is contingent upon a number of additional steps in the employment process including, but not limited to, your ability to demonstrate proof of authorization to commence work in the United States, a background and reference check, and prompt completion of all mandatory online new hire Compliance Training requirements including the electronic acknowledgement of the Firm’s Code of Conduct. Further, this offer is contingent on your obtaining and retaining all licenses and registrations as Morgan Stanley shall determine necessary for your position.

Lastly, you understand and agree that as a condition of employment you must, upon commencement of employment, consistent with local law, transfer any outside brokerage/securities accounts to Morgan Stanley unless you are granted a waiver in writing by the Compliance Department.

Nothing in this offer letter should be construed as a guarantee of any particular level of benefits, of your participation in any benefit plan, or of continued employment for any period of time. Morgan Stanley reserves the right to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time. You should understand that your employment will be “at will,” which means that the Firm may terminate your employment for any reason, with or without cause, and at any time subject to the Sign-On Agreement. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this offer letter, and such amounts will not be reduced whether or not you obtain other employment. This offer letter and the Sign-On Agreement constitute the entire understanding and contain a complete statement of all agreements between you and Morgan Stanley and supersede all prior or contemporaneous verbal or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment). You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter. If there is any conflict with the benefit information included in this offer letter or any verbal representation and the Plan documents or insurance contracts, the Plan documents or insurance documents control. This offer letter shall be governed by New York law and may be executed in counterparts.

With the formalities covered, we are looking forward to your joining Morgan Stanley. As stated, we will meet with you to walk through your benefits in more detail and to assist with the completion of the new hire paperwork. If you have any questions, please contact Jeff Brodsky, Managing Director, Human Resources, at [redacted].

We ask that you confirm your acceptance of this offer to become employed by Morgan Stanley on the Commencement Date on the terms set forth in this offer letter by signing and dating this offer letter in the area designated below and returning this offer letter to Jeff Brodsky at [redacted]. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment as of the Commencement Date and performing your duties thereafter, or the Firm’s or your soliciting or hiring of employees, clients or customers of your previous employer or any of its affiliates; provided that you do not breach your duty of confidentiality to your previous employer. Kindly sign, date and return the attached Sign-On Agreement to Jeff as well. Please retain the additional copy of this offer letter and an additional signed copy of the Sign-On Agreement for your reference.

Very truly yours,

/s/ James P. Gorman
James P. Gorman

Offer Accepted and Agreed To:

Signed:	/s/ Gregory J. Fleming
Date:	February 3, 2010

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